Exhibit 10.6

PATENT LICENSE AGREEMENT

THIS PATENT LICENSE AGREEMENT executed on this 30th day of June, 2003, by and between SYLVAN LEARNING SYSTEMS INC., a Delaware corporation, having its offices at 1001 Fleet Street, Baltimore, Maryland 21202, itself and on behalf of its successors and assigns (hereinafter collectively referred to as Sylvan), and EDUCATE, INC., a Delaware corporation, having its offices at 1001 Fleet Street, Baltimore, Maryland 21202, itself and on behalf of its successors and assigns (hereinafter collectively referred to as Educate), either or both of which may also hereinafter be referred to as the “Party” or “Parties,” respectively.

RECITALS

WHEREAS, each Party owns certain patents and patent applications, as hereinafter defined, relating to various educational systems and methods; and

WHEREAS, pursuant to ASSET PURCHASE AGREEMENT, the Parties desire to enter into a royalty-free cross-licence agreement with respect to their respective patents and patent applications to produce, offer, use, import, offer for sale and sell products and services in mutually agreed upon fields of use, as hereinafter defined;

NOW THEREFORE, in consideration of these premises and mutual covenants contained herein, the Parties agree as follows:

ARTICLE 1- DEFINITIONS

1.1	ASSET PURCHASE AGREEMENT shall mean the purchase agreement between Sylvan and Educate and other parties dated March 10, 2003.

1.2	LICENSED PATENT(S) shall mean any one or more than one of the SYLVAN LICENSED PATENTS or EDUCATE LICENSED PATENTS.

1.3	SYLVAN LICENSED PATENTS shall mean any and all patents and patent applications of any type that 1) is owned by Sylvan or in which Sylvan has any ownership right or interest, 2)

is originally filed with a patent office anywhere in the world on a date prior to DATE of this AGREEMENT, including but not limitted to any later filed continuation, continuation-in-part or divisional application that is subject to a right of priority to an originally filed application filed prior to DATE of this AGREEMENT, and 3) covers any learning or educational technologies, systems and method, and all foreign counterparts of any such patents and patent applications anywhere in the world, including but not limited to those patents and patent applications listed in Appendix A of this AGREEMENT.

1.4	EDUCATE LICENSED PATENTS shall mean any and all patents and patent applications of any type that 1) is owned by Educate or in which Educate has any ownership right or interest, 2) is originally filed with a patent office anywhere in the world on a date prior to DATE of this AGREEMENT, including but not limitted to any later filed continuation, continuation-in-part or divisional application that is subject to a right of priority to an originally filed application filed prior to DATE of this AGREEMENT, and 3) covers any learning or educational technologies, systems and method and all foreign counterparts of any such patents and patent applications anywhere in the world, including but not limited to those patents and patent applications listed in Appendix B of this AGREEMENT.

1.5	SYLVAN FIELD OF USE shall mean any application, product or service that relates to offering any educational course or instructional material to students at the college level, university level, or higher level that is covered by the EDUCATE LICENSED PATENTS.

1.6	EDUCATE FIELD OF USE shall mean any application, product or service that relates to offering any educational course or instructional material to students attending Kindergarten through 12th grade (K-12) that is covered by the SYLVAN LICENSED PATENTS.

1.7	PERSON shall mean any natural person, corporation, general partnership, limited partnership, limited liability company, limited liability partnership, proprietorship, trust, union, association, court, tribunal, agency, government, department, commission, self-regulatory organization, arbitrator, board, bureau, instrumentality or other entity, enterprise, authority or business organization.

ARTICLE 2 - LICENSE GRANT

2.1	Sylvan License Grant. Sylvan hereby grants to Educate and Educate hereby accepts upon the terms and conditions hereinafter specified, a non-exclusive, irrevocable (except as herein provided), worldwide, non-transferable (except as herein provided), fully paid-up royalty-free right and license to use, make, have made, sell, offer to sell and import any product or service covered by the SYLVAN LICENSED PATENTS in the EDUCATE FIELD OF USE only, without the right to sublicense.

2.2	The foregoing licenses and rights expressly granted under this AGREEMENT shall apply, and are hereby licensed to apply, in the EDUCATE FIELD OF USE only, to customers, potential customers, clients and potential clients of Educate itself and its successors and assigns and any users of Educate products or services.

2.3	Educate acknowledges and agrees that Sylvan expressly reserves all rights to SYLVAN LICENSED PATENTS, other than the licenses and rights expressly granted to Educate pursuant to this Article 2.

2.4	Educate further acknowledges and agrees that Sylvan’s reserved rights include without limitation the right to further license SYLVAN LICENSED PATENTS to others both within and outside the EDUCATE FIELD OF USE.

2.5	Subject to provision of Section 2.2, Educate acknowledges and agrees that the granted licenses and rights to SYLVAN LICENSED PATENTS pursuant to this AGREEMENT expressly exclude the right to make any sublicense of any of the licenses and rights granted under this AGREEMENT.

2.6	Subject to provisions of ASSET PURCHASE AGREEMENT, nothing contained herein shall be construed as granting a license to Educate under any other intellectual property right of Sylvan, tangible or intangible, including without limitation, copyrights, trademarks and trade secrets, except as specifically set forth herein.

2.7	Educate License Grant. Educate hereby grants to Sylvan and Sylvan hereby accepts upon the terms and conditions hereinafter specified, a non-exclusive, irrevocable (except as herein provided), worldwide, non-transferable (except as herein provided), fully paid-up, royalty-

free right and license to use, make, have made, sell, offer to sell and import any product or service covered by the EDUCATE LICENSED PATENTS in the SYLVAN FIELD OF USE only, without the right to sublicense.

2.8	The foregoing licenses and rights expressly granted under this AGREEMENT shall apply and are hereby licensed to apply, in SYLVAN FIELD OF USE only, to customers, potential customers, clients and potential clients, of Sylvan itself and its successors and assigns and any user of Sylvan products or services in the SYLVAN FIELD OF USE only.

2.9	Sylvan acknowledges and agrees that Educate expressly reserves all rights to EDUCATE LICENSED PATENTS, other than the licenses and rights expressly granted to Sylvan pursuant to this Article 2.

2.10	Sylvan further acknowledges and agrees that Educate’s reserved rights include without limitation the right to further license EDUCATE LICENSED PATENTS to others both within and outside of the SYLVAN FIELD OF USE.

2.11	Subject to provision of Section 2.8, Sylvan acknowledges and agrees that the granted licenses and rights to the EDUCATE LICENSED PATENTS pursuant to this Agreement expressly exclude the right to make any sublicense of any of the licenses and rights granted to Sylvan under this AGREEMENT.

2.12	Subject to provisions of ASSET PURCHASE AGREEMENT, nothing contained herein shall be construed as granting a license to Sylvan under any other intellectual property right of Educate, tangible or intangible, including without limitation, copyrights, trademarks and trade secrets, except as specifically set forth herein.

ARTICLE 3 – MAINTENANCE OF PATENTS

3.1	Each party shall be responsible in its sole discretion for prosecuting and maintaining the LICENSED PATENTS it owns, including the costs thereof.

3.2	Each Party acknowledges and agrees that there is no obligation on the part of the other Party to maintain or prevent the lapse of patent rights with respect to the LICENSED

PATENTS it owns; provided, however, that if such party determines to cease maintainance of or permit the lapse of patent rights with respect to any or all of the LICENSED PATENTS it owns, it shall give written notice of such determination to the other party and, if such other party requests, shall transfer all of its right, title and interest in and to such LICENSED PATENTS to the other party for no additional charge.

ARTICLE 4 - RELEASES AND COVENANT NOT TO ASSERT

4.1	Each Party hereby releases and forever discharges the other Party and its successors and assigns from any and all claims, liens, demands, causes of action, obligations, losses, damages, and liabilities, known or unknown, suspected or unsuspected, liquidated or unliquidated, fixed or contingent, that it has had in the past or now have under any of its LICENSED PATENTS based on or arising out of the making, having made, use, sale, offering for sale or importing of any products or services prior to DATE of AGREEMENT regardless of when any one of its LICENSED PATENTS is issued or comes into effect.

4.2	Each Party hereby agrees that with respect to any issued patent and any patent other than its LICENSED PATENTS that may issue based on a patent application of any type that it has any ownership right to and that is originally filed with a patent office anywhere around the world prior to DATE of this AGREEMENT, including but not limited to patents issued based on any pending or later filed continuation, continuation-in-part or divisional application that claim priority to an originally filed patent or patent application filed prior to DATE of this AGREEMENT, it will not assert against the other Party, its customers and clients, any claims of patent infringement with respect to such issued patents.

4.3	Each Party hereby agrees that with respect to any patent other than its LICENSED PATENTS or any patent that may issue based on a patent application of any type that it has any ownership right to and that is originally filed with a patent office anywhere around the world after the DATE of this AGREEMENT, it will enter into negotiation, in good faith, with respect to potential terms and conditions for licensing any such patent and patent application and hereby agrees to license such patent and patent application in accordance with the terms and conditions, if mutually agreed upon by the parties.

ARTICLE 5 - TERMINATION

5.1	This AGREEMENT shall remain in force and effect until the last claim of any LICENSED PATENT shall expire or until a final decree of invalidity thereof from which no appeal or other judicial recourse can be, or is, taken.

5.2	If a Party commits a material breach of this AGREEMENT and fails to remedy such breach within ninety (90) days after receipt of written notice thereof, the non-breaching Party may, at its option, and in addition to any other remedies to which it may be entitled, terminate this AGREEMENT by written notice to the breaching Party.

5.3	Upon termination of this AGREEMENT, the rights and licenses granted hereunder by the non-breaching Party to the breaching Party shall terminate, revoke and expire, while the rights and licenses granted hereunder by the breaching Party to the non-breaching Party shall remain in full force and effect.

5.4	Those provisions that expressly or by their nature survive shall survive termination of this AGREEMENT. Such termination shall not be exclusive of any other legal or equitable remedies or means of redress to which the breaching Party may be lawfully entitled, it being intended that all such remedies be cumulative.

ARTICLE 6 – WARRANTIES AND REPRESENTATIONS

6.1	Each Party hereby represents and warrants that it is the owner of its LICENSED PATENTS and that it has the legal power to extend the rights granted under this AGREEMENT and that it has not made any commitments to others inconsistent with or in derogation of such rights.

6.2	Each Party hereby represents and warrants that it is not aware of any pending or threatened litigation involving any of its LICENSED PATENTS.

6.3	Except as set forth herein, each Party makes no express or implied warranty or representation with respect to its LICENSED PATENTS, including without limitation any warranty or representation regarding the scope, validity, usefulness, merchantability, functional effectiveness, safety, performance or fitness for any particular use with any products or services covered by its LICENSED PATENTS.

6.4	No representation or warranty is made by either Party that any product or service manufactured, used, sold or otherwise disposed of by the other Party under this AGREEMENT will not infringe directly, contributorily or by inducement under the laws of the United States or any foreign country, patent or other intellectual property right owned or controlled by any third party and neither Party shall be liable either directly or as an indemnitor of of the other Party as a consequence of any infringement of any such third party patents.

6.5	Except as set forth herein, each Party represents and warrants that in executing this AGREEMENT, it does not rely on any promises, inducements, or representations made by any party or third party with respect to this AGREEMENT or any other business dealings with any party or third party, now or in the future.

6.6	Other than the express warranties of this Article, there are no other warranties, express or implied or statutory.

ARTICLE 7 - INFRINGEMENT BY THIRD PARTIES

7.1	Each Party agrees to notify the other Party as reasonably as possible when it becomes aware of infringement by a third party of any LICENSED PATENTS owned by the other Party. Neither Party has any obligation to to take steps to investigate or stop such third party infringement, including initiating legal action against the infringer.

ARTICLE 8 - INDEMNIFICATION

Subject to limitation of liability set forth in Article 9, each Party agrees to indemnify, defend and hold the other Party, and its officers, directors, shareholders, employees, agents, and representatives (each an “Indemnified Party”) harmless from and against any and all actions, suits, damages, claims, losses, costs, liabilities and expenses (including reasonable Attorneys’ Fees), arising as a result of or in connection with any third party claim caused by or arising from a Party’s breach of any of the representations or warranties in Article 6 provided: (i) the Indemnified Party promptly gives written notice of any claim to the indemnifying Party; (ii) at the indemnifying Party’s expense, the Indemnified party provides any assistance which the indemnifying Party may reasonably request for the defense of the claim; and (iii) the indemnifying Party has the right to control of the defense of the claim, provided, however, that the Indemnified Party shall have the right to participate in, but not control, any litigation for which indemnification is sought with counsel of its own choosing, at its own expense.

ARTICLE 9 - LIMITATION OF LIABILITY

EXCEPT FOR THE INDEMNIFICATION OBLIGATIONS SET FORTH IN ARTICLE 8, IN NO EVENT SHALL ANY PARTY BE LIABLE TO THE OTHER FOR ANY INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES SUFFERED OR INCURRED IN CONNECTION WITH THIS AGREEMENT OR THE LICENSES GRANTED HEREUNDER.

ARTICLE 10 - MISCELLANEOUS

10.1	No Implied Partnership. Nothing herein shall constitute or be deemed to constitute a joint venture, association, partnership, agency or other relationship between the Parties or to impose any obligation or liability upon either of the Parties based on such relationship.

10.3	Notices. Unless otherwise provided in this AGREEMENT, all notices required or permitted hereunder shall be deemed to have been given when transmitted in writing and delivered by certified mail prepaid (return receipt requested), telex or facsimile or telegram transmission (with acknowledged receipt) to the parties at the following addresses (or at such other address as a party may specify by notice to the other):

If to Sylvan:	Attn: General Counsel,
Sylvan, Inc.
1001 Fleet Street
Baltimore, MD 21202

If to Educate:	Attn: General Counsel,
Educate, Inc.
1001 Fleet Street
Baltimore, MD 21202

10.4	Entire Agreement. The terms and conditions set forth in this AGREEMENT, and the Appendices attached hereto and incorporated herein by reference, constitute the entire agreement between the Parties with respect to the subject matter hereof, and supersede all previous and contemporaneous agreements and understandings, whether oral or written, between the Parties with respect to the subject matter hereof. With respect to any conflicting provisions between this AGREEMENT and ASSET PURCHASE AGREEMENT relating to patent rights and licenses only, the provisions of this AGREEMENT supercede that of ASSET PURCHASE AGREEMENT.

10.5	Assignment. None of the Parties shall assign or delegate this AGREEMENT, or any of its rights or duties hereunder, directly or indirectly, to any Person without the prior written consent of the other Party, such consent not to be unreasonably witheld, and any act in derogation of the foregoing shall be null and void. Subject to the foregoing, this

AGREEMENT shall be binding upon, and shall inure to the benefit of, the Parties and their respective successors and assigns.

10.6	Amendment. No alteration, amendment, waiver, cancellation or any other change in any term or condition of this AGREEMENT (including, without limitation, the Appendices attached hereto) shall be valid or binding on either Party unless mutually assented to in writing by both Parties.

10.7	No Waiver. The failure of any Party to enforce at any time any of the provisions of this AGREEMENT, or the failure to require at any time performance by any Party of any of the provisions of this AGREEMENT, shall in no way be construed to be a present or future waiver of such provisions, nor in any way affect the ability of a Party to enforce each and every such provision thereafter.

10.8	Governing Law. The laws of the State of Maryland (irrespective of its choice of law principles) and applicable federal law shall govern this AGREEMENT, including the construction of its terms and the interpretation and enforcement of the rights and duties of the Parties.

10.9	Exclusivity. This AGREEMENT is not exclusive. Each Party may enter into negotiations or agreements with any third parties concerning the subject matter hereof, without any accounting or liability to the other Party, other than as expressly provided for herein.

10.10	Disputes.

(a) The Parties shall use their best efforts to resolve amicably any and all disputes, controversies, claims or differences (“DISPUTES”) relating to this AGREEMENT. If either Party gives written notice to the other Party that a DISPUTE has arisen, and the Parties are unable within five (5) days of such written notice to resolve the DISPUTE, then it shall be referred to the Chief Executive Officers (or their designees) of the respective

Parties. If the Chief Executive Officers (or their designees) of the respective Parties are unable within five (5) days to resolve the DISPUTE, then either Party may submit the DISPUTE to arbitration in accordance with the provisions of this Article 10.10(b).

(b) Any DISPUTE that is not resolved pursuant to Article 10.10(a), shall be resolved by binding arbitration, which shall be administered by the American Arbitration Association (“AAA”) and shall be conducted in accordance with the Commercial Arbitration Rules of the AAA (the “RULES”), as such RULES may be amended from time to time, with the hearing locale to be Baltimore, Maryland, unless some other location and/or arbitrator are chosen by mutual consent of the Parties. A single neutral arbitrator (the “ARBITRATOR”) shall preside over the arbitration and decide the Dispute (the “DECISION”). The AAA shall use its normal procedures pursuant to the Rules for selection of the ARBITRATOR. The DECISION shall be binding, and the prevailing Party may enforce such decision in any court of competent jurisdiction. The Parties shall cooperate with each other in causing the arbitration to be held in as efficient and expeditious a manner as practicable and, in this connection, to furnish such documents and make available such Persons as the ARBITRATOR may request. The Parties have selected arbitration in order to expedite the resolution of DISPUTES and to reduce the costs and burdens associated with litigation. The Parties agree that the ARBITRATOR should take these concerns into account when determining whether to authorize discovery and, if so, the scope of permissible discovery and other hearing and pre-hearing procedures. Without limiting any other remedies that may be available under applicable law, the ARBITRATOR shall have no authority to award punitive damages. The ARBITRATOR shall render a DECISION within ninety (90) days after accepting an appointment to serve as ARBITRATOR unless the Parties otherwise agree or the ARBITRATOR makes a finding that a Party has carried the burden of showing good cause for a longer period. All proceedings and decisions of the ARBITRATOR shall be maintained in confidence, to the extent legally permissible, and shall not be made public by any Party or any ARBITRATOR without the prior written consent of all Parties to the arbitration, except as may be required by law. The expenses of the arbitration shall be borne by the non-prevailing party to the arbitration, including, but not limited to, the cost of experts, evidence and legal counsel.

10.11	Severability. If, for any reason, a court of competent jurisdiction finds any provision of this AGREEMENT, or portion thereof, to be invalid or unenforceable, such provision of the AGREEMENT shall be deemed modified with retroactive effect to render such provision valid and enforceable to the maximum extent permissible so as to effect the intent of the Parties, and the remainder of this AGREEMENT shall continue in full force and effect. If such court will not so modify such provision, the Parties agree to negotiate in good faith an enforceable substitute provision for any invalid or unenforceable provision that most nearly achieves the intent and economic effect of such provision.

10.12	Representation by Counsel. Each of the Parties acknowledges that (i) it has read this AGREEMENT in its entirety and understands all of its terms and conditions, (ii) it has had the opportunity to consult with any individuals of its choice regarding its agreement to the provisions contained herein, including legal counsel of its choice, and any decision not to was its alone, and (iii) it is entering into this AGREEMENT of its own free will, without coercion from any source.

10.13	Interpretation. The Parties and their respective legal counsel actively participated in the negotiation and drafting of this AGREEMENT, and in the event of any ambiguity or mistake herein, or any dispute among the Parties with respect to the provisions hereto, no provision of this AGREEMENT shall be construed unfavorably against any of the Parties on the ground that it, or its counsel was the drafter thereof. This AGREEMENT is not intended to, and shall not, confer upon any Person (other than the Parties) any rights or remedies with respect to the subject matter hereof.

10.14	Counterparts. This AGREEMENT may be executed in counterparts or duplicate originals, all of which shall be regarded as one and the same instrument.

10.15	Captions and Headings. The captions and headings used in this AGREEMENT are used for convenience only and are not to be given any legal effect.

IN WITNESS WHEREOF, the Parties have caused this AGREEMENT to be executed by their duly authorized representatives.

SYLVAN LEARNING SYSTEMS INC.		EDUCATE INC.

By:	/s/ Sean R. Creamer	By:	/s/ Aaron Stone
	(signature)		(signature)

Name:	Sean R. Creamer	Name:	Aaron Stone

Title:	Senior Vice President and CFO	Title:	Vice President

Date:	June 30, 2003	Date:	June 30, 2003